Exhibit 4.4

THE WARRANTS GOVERNED BY THIS AGREEMENT AND THE SHARES PURCHASABLE THEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND MUST BE HELD INDEFINITELY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DISPOSED OF PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE ISSUER OF THESE SECURITIES REQUIRES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

EMPEIRIA ACQUISITION CORP.

COMMON STOCK WARRANT AGREEMENT

This COMMON STOCK WARRANT AGREEMENT (the “Agreement”) is dated as of December 14, 2012, and entered into by and among Empeiria Acquisition Corp., a Delaware corporation (the “Company”) on the one hand, Elm Park Credit Opportunities Fund, L.P., a Delaware limited partnership (“Elm Park U.S.”), Elm Park Credit Opportunities Fund, L.P., an Ontario limited partnership (“Elm Park Canada”), and one or more other investments funds managed by Elm Park Capital Management, LLC, a Delaware limited liability company (“Elm Park Capital Management”) and/or their affiliates and participant (collectively, the “Warrant Holders” and each a “Warrant Holder”) on the other hand. (The Warrants (as hereinafter defined) may be transferred to one or more transferees in whole or in part from time to time in accordance with the terms hereof; accordingly in the event of such a transfer, “Warrant Holder” shall mean each and every holder of a Warrant, or any part thereof, from time to time). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Company, Integrated Drilling Equipment Company Holdings, Inc. (“IDE”) and Integrated Drilling Equipment, LLC, as borrowers, the lenders from time to time party thereto, and Elm Park Capital Management, as administrative agent and issuing lender, have entered into that certain Term Loan and Security Agreement of even date herewith (as the same may from time to time be amended, supplemented or extended, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, and in consideration thereof, the Company is issuing to the Warrant Holders warrants (collectively the “Warrants” and each a “Warrant”) to purchase shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in the amounts set forth on Schedule A up to an aggregate of 142,484 shares of Common Stock, subject to adjustment pursuant to Section 8 hereof (the Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”), at the exercise price per share provided for herein, which Warrants shall be evidenced in substantially the same form as the Form of Warrant Certificate attached hereto as Exhibit A;

WHEREAS, the Warrant Holders desire to acquire from the Company, and the Company desires to issue to the Warrant Holders, the Warrants; and

WHEREAS, in connection with the Warrants, the Company and the Warrant Holders shall enter into that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the holders on the signature pages thereto (the “Registration Rights Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Issuance and Acquisition of Warrants. The Company hereby agrees to issue to the Warrant Holders, subject to the conditions and restrictions contained in this Agreement, and the Warrant Holders hereby agree to acquire from the Company, the Warrants.

Section 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates” and each a “Warrant Certificate”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto. The Company shall number and register the Warrants in a register as they are issued.

Section 3. Registration of Transfers and Exchanges.

(a) Neither the Warrants, any portion thereof or any Warrant Shares shall be Transferred (as defined below) except in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities law and the terms and conditions hereof. In connection with any Transfer of any Warrant or any Warrant Shares, a Warrant Holder shall, if required by the Company, obtain from outside counsel to such holder (who shall be reasonably satisfactory to the Company) a written opinion that the proposed Transfer of such Warrant or Warrant Shares may be effected without registration under the Securities Act and any applicable state securities law. Each Warrant, each Warrant Certificate and any Warrant Shares issued upon such Transfer shall bear the restrictive legends set forth on the Warrant Certificate, unless with respect to the legend, in the written opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act and any applicable state securities laws. As used herein, “Transfer” means to sell, assign, transfer, pledge, hypothecate, mortgage, encumber, dispose by gift or bequest, or otherwise transfer or dispose. Any purported Transfer in violation of this Agreement shall be null and void and of no force or effect.

(b) Subject to Section 3(a) hereof, the Company shall from time to time register the Transfer of any Warrant in a Warrant register to be maintained by the Company upon surrender of any Warrant Certificate accompanied by a written instrument(s) of such Transfer in form satisfactory to the Company, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney and delivery, in writing, of the agreement of the proposed transferee to be bound by the terms of this Agreement. Upon any such registration of Transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled and disposed of by the Company. Warrant Certificate(s) may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrant Shares. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

Section 4. Exercise of Warrants.

(a) Subject to the terms of this Agreement, each Warrant Holder shall have the right, which may be exercised commencing on the date of this Agreement and until 5:00 p.m., New York City time on the tenth (10th) anniversary of the original issue date of the Warrants (the “Exercise Period”), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to purchase upon exercise of its Warrant and payment to the Company of the Exercise Price (as defined in Section 4(c) hereof) per Warrant Share then in effect. In the alternative, a Warrant Holder may exercise its right, during the Exercise Period, to purchase Warrant Shares on a net basis, such that, without the exchange of any funds, such holder purchases that number of Warrant Shares otherwise issuable (or purchasable) upon exercise of its Warrant less that number of Warrant Shares having a Current Market Price (as defined in Section 8(h) hereof) at the time of exercise equal to the aggregate Exercise Price that would otherwise have been paid by such holder upon the exercise of such Warrant.

(b) No fractional shares shall be issued upon the exercise of a Warrant (or any portion thereof). All Warrant Shares (including fractions thereof) issuable upon exercise of a Warrant (or fraction thereof) by a holder thereof shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Current Market Price, multiplied by such fraction on the date of exercise.

(c) A Warrant may be exercised upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 15 hereof) the Warrant Certificate(s) evidencing such Warrant to be exercised with the Notice of Exercise, in the form attached hereto as Exhibit B duly filled in and signed, and upon payment to the Company of the exercise price per Warrant Share (the “Exercise Price”) which is set forth in the Warrant Certificate, subject to adjustment pursuant to Section 8 hereof, for the number of Warrant Shares in respect of which such Warrant is then exercised, which exercise notice shall be irrevocable subject to Section 4(f) hereof. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company or wire transfer in immediately available funds to such account as shall be designated by the Company or (ii) in the manner provided in Section 4(a) hereof.

(d) Upon such surrender of a Warrant Certificate and payment of the aggregate Exercise Price by the holder thereof, the Company shall issue and cause to be delivered within three (3) Business Days (as defined in the Credit Agreement) to or upon the written order of the holder and, subject to compliance with Section 3 hereof, in such name or names as the holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrant. Subject to Sections 3(a) and 5 hereof, in the event the name or names so designated are not that of the holder, such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the exercise of such Warrant and payment of the Exercise Price.

(e) Each Warrant shall be exercisable, at the election of the holder thereof subject to the terms and conditions of this Agreement, either in full or from time to time in part and, in the event that a Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date (as defined in Section 4(h) hereof), the Company shall, at the time of delivery of such certificate, deliver to such holder a new Warrant (evidenced by the appropriate new Warrant Certificate) with respect to the unexercised Warrant Shares, which new Warrant shall in all other respects be identical with the Warrant exercised, or, at the request of such holder, appropriate notation may be made on the Warrant exercised and such Warrant shall be returned to such holder.

(f) Each Warrant shall also be conditionally exercisable, at the election of the holder thereof subject to the terms and conditions of this Agreement, so that if the Warrant Holder exercises the Warrant in contemplation of the consummation of a transaction described in any of clauses (i) - (iv) of Section 11(b) hereof and such transaction is not consummated, the holder of such Warrant may elect to revoke such exercise, in which case such Warrant shall be deemed not to have been so exercised.

(g) Any Warrant Certificate surrendered upon exercise of a Warrant shall be cancelled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its offices.

(h) To the extent any portion of a Warrant remains unexercised at the end of the Exercise Period (the “Expiration Date”), such portion of the Warrant shall become null and void.

Section 5. Payment of Taxes; Transfer Costs. The Company will pay all documentary stamp and transfer taxes attributable to the issuance of Warrant Shares upon exercise of the Warrants (which shall not be deemed to include income tax that may be imposed by law on the Warrant Holder as a result of the exercise of the Warrant); provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any Warrant Certificate or certificate representing any Warrant Shares other than to the holder of a Warrant immediately prior to such transfer or issuance.

Section 6. Lost, Mutilated or Missing Warrant Certificates. In case a Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of such mutilated Warrant Certificate, or in lieu of and substitution of such Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it.

Section 7. Reservation of Warrant Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, a number of shares equal to the number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of all of the then unexercised Warrants at the then applicable Exercise Price, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of all of the then unexercised Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval. The Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted. The Company covenants that all Warrant Shares which may be issued upon exercise of the Warrants and payment therefor will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 8. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 8; provided, however, notwithstanding anything to the contrary contained herein, in no event shall (i) the Exercise Price be adjusted to be below the then current par value of the Common Stock or (ii) any event result in the adjustment to the Exercise Price pursuant to more than one subsection of this Section 8. After each such adjustment, the calculated adjusted Exercise Price shall become the current Exercise Price for any subsequent adjustment (if any) of the Exercise Price. For purposes of this Section 8, “Common Stock” means shares of now or hereafter authorized common stock of the Company.

(a) Adjustment for Initial Errors. The Company hereby acknowledges that the number of Warrant Shares constituting the initial number of securities purchasable upon the exercise of each Warrant was based upon the Company’s representations as to the amount of outstanding capital stock and securities exercisable for or convertible into shares of capital stock as of the date hereof, as set forth in Section 12(a)(iii) hereof, and upon an intention that the full exercise of the Warrants would result in the Warrant Holders obtaining an aggregate number of shares of Common Stock equal to two percent (2.0%) of the number of shares of Common Stock of the Company as of the date hereof on a fully diluted basis (as defined in Section 8(h)(1)(i) hereof), but excluding the Public Warrants (as defined below) and the Contingent Shares (as defined below). If for any reason it shall hereafter be determined that the actual number of shares of Common Stock of the Company outstanding, calculated on a fully diluted basis (but excluding the Public Warrants (as defined below) and the Contingent Shares (as defined below)), as of the date hereof caused the calculation of the Warrant Shares issuable upon the exercise of a Warrant to be erroneous, then the Company or the Warrant Holder (whichever shall discover such error) shall notify the other of such determination and the Company shall forthwith amend and reissue such Warrant (evidenced by the appropriate new Warrant Certificate) with an appropriate proportional adjustment in said number to be effective from the date hereof. For purposes of this Section 8, “Contingent Shares” means any shares beneficially owned by Empeiria Investors LLC or by the Company’s directors and officers that do not vest until the Company’s stock price trades at $12.00 per share or higher for any 20 trading days within a 30-day period

(b) Adjustment for Change in Capital Stock. If, at any time or from time to time after the date hereof, the Company (1) pays a dividend or makes a distribution on the Common Stock in shares of Common Stock, (2) subdivides the outstanding shares of Common Stock into a greater number of shares, or (3) combines the outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price shall be adjusted in accordance with the formula:

E1 = E x (O / A)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding prior to such action.

A	=	the number of shares of Common Stock outstanding immediately after such action.

In the case of such dividend or distribution, the adjustment shall become effective immediately after the record date for determination of the holders of shares of Common Stock who are entitled to receive such dividend or distribution, and in the case of such subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of such corporate action. The adjustment required by this Section 8(b) shall be made successively whenever any event listed above shall occur.

(c) Adjustment for Rights Issue. If, at any time or from time to time after the date hereof, the Company distributes (other than pursuant to, or as specifically excluded from, Sections 8(d) or 8(f) hereof) any rights, options or warrants to the holders of Common Stock entitling such holders thereof at any time after the record date mentioned below to purchase shares of Common Stock at a price per share less than the greater of the Current Market Price or the Exercise Price per share on that record date (except to the extent that the Company distributes to the Warrant Holders the rights, options or warrants which the Warrant Holders would have been entitled to receive had such Warrant Holder exercised its Warrants prior to the record date), the Exercise Price shall be reduced to the price determined in accordance with the formula:

E1 = E x ((O + ((N x P) / M)) / (O + N))

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding on a fully diluted basis prior to such action.

N	=	the number of additional shares of Common Stock issuable upon exercise of the rights, options or warrants offered.

P	=	the exercise price per share of additional shares issuable upon exercise of the rights, options or warrants.

M	=	the greater of the Current Market Price per share of Common Stock or the Exercise Price per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. If (i) at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, or (ii) at any time the exercise price per share for which shares of Common Stock are issuable pursuant to such rights, options or warrants shall be increased or decreased solely by virtue of provision therein contained for an automatic increase or decrease in such exercise price per share upon the occurrence of a specified date or event, then the Exercise Price shall be immediately readjusted to what it would have been if, in the case of clause (i) above, “N” in the above formula had been the number of shares actually issued or, in the case of clause (ii) above, “P” in the above formula had been the exercise price per share, as so increased or decreased, as the case may be.

(d) Adjustment for Distribution. If, at any time or from time to time after the date hereof, the Company distributes (including by way of share repurchases to the extent in excess of the Current Market Price per share but not including payments to any such holder in a capacity other than as a holder of any equity securities of the Company) to the holders of any series or class of Common Stock any of its assets (other than cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities of the Company (other than Common Stock) (except to the extent that the Company distributes to the Warrant Holders assets (other than cash), debt securities, preferred stock or any rights or warrants to purchase debt securities, preferred stock, assets or other securities of the Company (other than Common Stock) which the Warrant Holders would have been entitled to received had such Warrant Holder exercised its Warrants prior to the record date), the Exercise Price shall be adjusted in accordance with the formula:

E1 = E x ((M – F) / M)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

M	=	the Current Market Price per share of Common Stock on the record date mentioned below.

F	=	the Fair Market Value (as defined in Section 8(h) hereof) of the assets, securities, rights or warrants distributed with respect to one share of Common Stock) on the record date of such distribution.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. This Section 8(d) does not apply to rights, options or warrants referred to in Sections 8(c) or 8(f) hereof.

(e) Adjustment for Below Market Issuance of Common Stock or Common Units. If, at any time or from time to time after the date hereof, the Company issues shares of Common Stock for a consideration per share less than the greater of the Current Market Price or the Exercise Price per share on the date the Company fixes the offering price of such additional shares, or if the Company (i) issues stock options to its management or (ii) grants rights to its management in a phantom stock plan, stock appreciation rights plan or similar plan that compensates management on the basis of the value of a share of Common Stock (in each such case described in clauses (i) and (ii), a “Common Unit”), in each case, excluding any options issued to the Company’s management following the consummation of the transactions contemplated in the Merger Agreement (as defined below) which vest over a four-year period and are exercisable after the closing price of the Common Stock exceeds $12 for any 20 trading days within a 30-day period, the Exercise Price shall be reduced to the price determined in accordance with the formula:

E1 = E x ((O + (P / M)) / A)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the aggregate number of shares of Common Stock and Common Units outstanding on a fully diluted basis immediately prior to the issuance of such additional shares.

P	=	the aggregate consideration received for the issuance of such additional shares of Common Stock or, in the case of Common Units, zero.

M	=	the greater of the Current Market Price per share of Common Stock or the Exercise Price per share of Common Stock on the date of issuance of such additional shares of Common Stock or Common Units.

A	=	the aggregate number of shares of Common Stock and Common Units outstanding on a fully diluted basis immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This Section 8(e) does not apply to: (1) any of the transactions described in Sections 8(b), 8(c), 8(d), 8(f) or 8(g) hereof (for which an appropriate adjustment has already been made); (2) the exercise of a Warrant, or the conversion or exchange of other securities outstanding on the date of this Agreement that are convertible into or exchangeable for Common Stock.

(f) Adjustment for Options, Warrants or Other Rights. If, at any time or from time to time after the date hereof, the Company issues any options, warrants or other rights to subscribe for or purchase any shares of Common Stock (other than securities issued in transactions described in Section 8(c) hereof and other than Common Units) and the consideration per share for which shares of Common Stock at any time thereafter may be issuable pursuant to such options, warrants or other rights shall be less than the greater of the Exercise Price or the Current Market Price per share on the Computation Date (as defined below), then the Exercise Price shall be adjusted as provided in Section 8(e) hereof. Such adjustment shall be made on the basis that (i) the maximum number of shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion, exercise or exchange of all warrants, options or other rights shall be deemed to have been issued as of the Computation Date and (ii) the aggregate consideration for such maximum number of shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such shares of Common Stock pursuant to such warrants, options or other rights. The term “Computation Date” shall mean the date of issuance of such warrant, options or other rights. If (i) at the end of the period during which such warrants, options or other rights are exercisable, not all rights, options or warrants shall have been exercised or, during such period, they have lapsed, been terminated or been canceled, or (ii) at any time the exercise price per share for which shares of Common Stock are issuable pursuant to such warrants, options or other rights shall be increased or decreased, then the Exercise Price shall be immediately readjusted to what it would have been if, in the case of clause (i) above, “A” in the formula set forth in Section 8(e) hereof had been calculated based on the number of shares actually issued or, in the case of either clause (i) or (ii) above, “P” in the formula set forth in Section 8(e) hereof had been the actual aggregate consideration received for the issuance of such additional shares.

(g) Adjustment for Issuance of Convertible Securities. If, at any time or from time to time after the date hereof, the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in Sections 8(c), 8(d) or 8(e) hereof and other than Common Units) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the greater of the Current Market Price or the Exercise Price per share on the date of issuance of such securities, the Exercise Price shall be reduced to the price determined in accordance with this formula:

E1 = E x ((O + (P / M)) / (O + D))

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the issuance of such shares.

P	=	the aggregate consideration received upon issuance of the securities or receivable for the issuance of such shares upon conversion or exchange (based on the initial conversion or exchange rate).

M	=	the greater of the Current Market Price or the Exercise Price per share on the date of issuance of such securities.

D	=	the maximum number of shares of Common Stock deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If (i) all of the shares of Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, or (ii) the exercise price per share for which shares of Common Stock are issuable pursuant to such securities shall be increased or decreased, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of, in the case of clause (i) above, the actual number of shares of Common Stock issued upon conversion or exchange of such securities or, in the case of clause (ii) above, the exercise price per share, as so increased or decreased, as the case may be.

(h) Certain Definitions.

(1) Current Market Price. The “Current Market Price” per share of Common Stock on any date is:

(i) if the Common Stock is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Fair Market Value per share of the Common Stock based upon the Fair Market Value of one hundred percent (100%) of the Company if sold as a going concern and assuming, if applicable, the exercise or conversion of all warrants, convertible securities, options or other rights to subscribe for or purchase any additional shares of capital stock of the Company or securities convertible or exchangeable into such capital stock (taking into account such exercise and conversion is referred to herein as “on a fully diluted basis”); or

(ii) if the Common Stock is registered under the Exchange Act, the average of the closing prices per share of the Common Stock for twenty (20) consecutive trading days immediately preceding the date in question. The term “closing price” of the Common Stock on any day, as indicated in the next day’s Wall Street Journal if so reported in the Wall Street Journal (or if not reported in the Wall Street Journal, as reported by a nationally recognized quotation service), shall be (A) the reported closing price (last sale price) of the Common Stock on the principal stock exchange on which the Common Stock is listed, (B) if the Common Stock is not listed on a stock exchange, the reported closing price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the final bid and asked prices for the Common Stock as reported by a nationally recognized quotation service if at least two (2) securities dealers have inserted both bid and asked quotations for the Common Stock on at least five (5) of the ten (10) preceding trading days. If none of the foregoing provisions are applicable, the Current Market Price shall be determined in accordance with Section 8(h)(1)(i) hereof. The term “trading day” shall mean (X) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (Y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (Z) if the foregoing provisions are inapplicable, a day on which quotations are reported by a nationally recognized quotation service.

(2) Fair Market Value. The term “Fair Market Value” means the value (“Valuation”) obtainable upon a sale in an arm’s length transaction to a third party under usual and normal circumstances, with neither the buyer nor the seller under any compulsion to act, without regard to any discount for the lack of liquidity due to the absence of a public market for the shares or on the basis that the relevant shares of Common Stock do not constitute a majority or controlling interest in the Company and without any adjustments to working capital, as determined by the Board of Directors of the Company (the “Board”) in good faith, which determination shall be recorded in a duly adopted Board resolution certified by the Company’s Secretary or Assistant Secretary. If the Board is unable to determine any Valuation, or if the holders of at least fifty-one percent (51%) of all of the Warrant Shares then issuable hereunder (collectively, the “Requesting Holders”) disagree with the Board’s determination of any Valuation by written notice delivered to the Company within fifteen (15) days after the determination thereof by the Board is communicated to the Warrant Holders affected thereby, which notice specifies a majority-in-interest of the Requesting Holders’ determination of such Valuation, then following a thirty (30)-day period in which Company and Requesting Holders shall attempt to resolve the differences in the Valuation determination, the Company and a majority-in-interest of the Requesting Holders shall select a mutually acceptable investment banking firm of national reputation which has not had a material relationship with the Company, any Warrant Holder or any of their respective directors or officers within the preceding two (2) years, which shall determine such Valuation. Such investment banking firm’s determination of such Valuation shall be final, binding and conclusive on the Company and the holders of all of the Warrants issued hereunder and then outstanding. The fees and costs associated with the investment banking shall be paid by the Company.

(i) Consideration Received. For purposes of any computation respecting consideration received pursuant to Sections 8(d), 8(e) or 8(f) hereof, the following shall apply:

(1) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash actually received or, in the reasonable determination of the Board, likely to be received by the Company as consideration, net of any expenses, commissions or other compensation paid or incurred by the Company and any concessions or discounts allowed by the Company to underwriters, dealers or others performing similar services in connection with any such issuance;

(2) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration actually received or, in the reasonable determination of the Board, likely to be received by the Company as consideration other than cash shall be deemed to be the Fair Market Value thereof; and

(3) in the case of the issuance of options, warrants, rights or other securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this Section 8(i)).

(j) No Adjustment.

(1) For the avoidance of doubt,

(A) the contingent issuance of shares of Common Stock to stockholders of IDE upon satisfaction of certain stock price considerations pursuant to Section 1.12 of that certain Agreement and Plan of Merger by and among Company, IDE Acquisition Co., LLC, IDE and Stephen Cope, dated as of October 19, 2012 (the “Merger Agreement”), in an aggregate amount not to exceed 5,250,000 shares of Common Stock, and

(B) the issuance of the Contingent Shares, shall not cause an adjustment under Section 8 to the Exercise Price or the number of Warrant Shares issuable.

(2) No adjustment in the Warrant Price or the number of Warrant Shares shall be required under this Section 8 until the adjustment would require an increase or decrease of at least one percent (1%) in the Warrant Price or the number of Warrant Shares as last adjusted. Any adjustments which by reason of this Subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Subsection shall be made to the nearest one-hundredth of a share.

(k) Notice of Adjustment. Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 11 hereof.

(l) Reorganization of the Company. If any capital reorganization or reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), any consolidation or merger of the Company with another entity (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock), or the sale or lease of all or substantially all of the Company’s assets to another entity shall be effected in such a way that holders of Common Stock of the Company shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition precedent to such reorganization, reclassification, consolidation, merger, sale or lease, lawful and adequate provisions shall be made whereby the Warrant Holders shall thereafter have the right to purchase and receive such stock, securities or assets upon the basis and the terms and conditions specified in this Agreement and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such rights been exercised immediately prior thereto, and in any such case appropriate provision shall be made with respect to the rights and interests of the Warrant Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock purchasable and receivable upon the exercise of a Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger, sale or lease, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or leasing such assets shall assume by written instrument, executed and mailed or delivered to each Warrant Holder at the last address thereof appearing on the books of the Company, the obligation to deliver to such Warrant Holder, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Warrant Holder may be entitled to purchase.

(m) Adjustment in Number of Shares. In the event that the Exercise Price is adjusted pursuant to this Section 8 or would have been adjusted pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8, the Warrant shall thereafter evidence the right to receive upon payment of the then current Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N1 = N x (E / E1)

where:

N1	=	the adjusted number of Warrant Shares issuable upon exercise of the Warrant by payment of the adjusted Exercise Price.

N	=	the number of Warrant Shares previously issuable upon the exercise of the Warrant by payment of the Exercise Price prior to adjustment.

E1	=	the Exercise Price as adjusted pursuant to this Section 8 or as would have been adjusted pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8, as the case may be.

E	=	the Exercise Price prior to the adjustment or such event which would have resulted in an adjustment to the Exercise Price pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8.

(n) Form of Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of a Warrant, any Warrant theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

(o) Other Action Affecting Common Stock. In case at any time or from time to time after the date hereof, the Company shall take any action affecting the Common Stock, but such action is not described in this Section 8 and not making an adjustment (in the reasonable opinion of the Board taking into account the essential intent and principles of Section 8) will have an adverse effect upon the rights of the Warrant Holders, the Exercise Price and the number of Warrant Shares purchasable and issuable upon the exercise of the Warrants shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable under the circumstances.

(p) Excluded Transactions. Notwithstanding the preceding provisions of this Section 8, no adjustment of the Exercise Price or number of Warrant Shares shall be made with respect to any issuance of Common Stock upon the exercise or conversion of any warrants, options or convertible securities outstanding on the date hereof.

(q) Adjustment for Tax Purposes. The Company shall be entitled to make such reductions in the Warrant Price, in addition to those required by this Section 8, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities, distributions of securities convertible into or exchangeable for stock or similar transactions hereafter made by the Company to its stockholders shall not be taxable.

Section 9. Pre-Emptive Rights.

(a) For a period of four (4) years from the date hereof, the Company hereby grants to each Warrant Holder the following right of first offer with respect to future sales by the Company of New Shares. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its Common Stock (“New Shares”), the Company shall first make an offering of such New Shares to each Warrant Holder in accordance with the following provisions:

(1) The Company shall deliver a notice by certified mail (“Notice”) to the Warrant Holders stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, (iii) the price and terms, if any, upon which it proposes to offer such New Shares, and (iv) a statement as to the number of days from receipt of the Notice within which Warrant Holders must respond to the Notice (which period shall not be less than fifteen (15) calendar days) (the “Initial Response Period”).

(2) Prior to the expiration of the Initial Response Period, each Warrant Holder shall notify the Company in writing of the number of New Shares, if any, such Warrant Holder subscribes to purchase, pursuant to the terms of the Notice, up to that portion of the New Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Warrant Holder bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). If Warrant Holder fails to timely deliver its written acceptance to purchase up to all the New Shares available to it pursuant to the preceding sentence, such Warrant Holder shall be deemed to have waived its right to purchase such New Shares pursuant to this Section 9(a) with respect to that particular offer by the Company of the New Shares. Upon the expiration of the Initial Response Period, the Company shall promptly deliver notice (the “Final Notice”) in writing to each such Warrant Holder that subscribes to purchase all the Shares available to it pursuant to the first sentence of this Section 9(a) (each, a “Fully-Exercising Holder”) of any other Warrant Holder’s failure to do likewise. Each Fully-Exercising Holder must respond to the Final Notice within ten (10) calendar days (the “Final Response Period”). Prior to the expiration of the Final Response Period, each Fully-Exercising Holder shall notify the Company in writing of the number of additional New Shares, if any, such Fully-Exercising Holder subscribes to purchase pursuant to the terms of the Final Notice up to that number of New Shares for which such Warrant Holder was entitled to subscribe but which were not subscribed for by the Warrant Holders which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Holder bears to the total number of shares of Common Stock then held by all Fully-Exercising Holders (assuming full conversion and exercise of all convertible or exercisable securities). The closing of the purchase by Warrant Holders of New Shares shall take place at the same closing as that of any third-party purchasers, or if there are no such third-party purchasers, at the principal executive offices of the Company (or such other location as the parties may agree on) on the fifth Business Day after the expiration of the Final Response Period. At such closing, each Warrant Holder shall make payment in the appropriate amount by means of a cashiers check or by wire transfer to the Company against delivery of stock certificates representing the New Shares so purchased.

(b) After the expiration of the Final Response Period, the Company may, during the 45-day period following the expiration, offer the remaining unsubscribed portion of the New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Warrant Holders in accordance herewith.

(c) The right of first offer in this Section 9 shall not be applicable to (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (ii) the conversion or exchange of any securities of the Company into shares of Common Stock, or the exercise of any options, warrants or other rights to acquire such shares; (iii) any acquisition by the Company of the stock, assets, properties or business of any person; (iv) any merger, consolidation or other business combination involving the Company; (v) the issuance of securities in connection with bona fide acquisition, merger or similar transaction, the terms of which have been approved by the Board of Directors; (vi) a stock split, stock dividend or any similar recapitalization; or (vii) shares issued or issuable to brokers or finders in connection with their services to the Company in financing transactions.

Section 10. Covenants of the Company.

(a) No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(b) Financial Information. Unless disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company will deliver to the Warrant Holders the financial statements described below:

(1) So long as the Credit Agreement is outstanding, the financial statements required by Sections 9.7 and 9.9 of the Credit Agreement; and

(2) when the Credit Agreement is no longer outstanding,

(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Company and its Subsidiaries, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountant of nationally recognized standing, certified by the Chief Financial Officer, the Principal Accounting Officer, the Treasurer or Controller of the Company (each, a “Financial Officer”) as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(ii) as soon as available, but in any event not later than 45 days after the end of the first three fiscal periods of each fiscal year of the Company and its Subsidiaries, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Financial Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c) State Securities Laws. The Company hereby agrees to comply with all state securities or “blue sky” laws which might be applicable to the sale of the Warrants; provided, however, the Company shall not be required in connection therewith to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 10(c).

Section 11. Notices to Warrant Holders.

(a) Upon any adjustment of the Exercise Price pursuant to Section 8 hereof, the Company shall promptly thereafter (i) prepare a certificate setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment of the Exercise Price, upon exercise of the Warrants and payment of the adjusted Exercise Price, and (ii) cause to be given to the registered holders of Warrant Certificates written notice of such adjustments. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 11.

(b) In the event (i) that the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (including without limitation ordinary quarterly cash dividends), (ii) of any consolidation or merger to which the Company is a party and for which approval of the stockholders of the Company is required or of the sale, lease, exchange, conveyance, transfer or other disposition of substantially all of the properties, business or other assets of the Company or of any reclassification or change of shares of Common Stock issuable upon exercise of the Warrants, or a tender offer or exchange offer made by the Company for shares of Common Stock or any transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or (iv) that the Company undertakes to effect any other transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of, the Company shall, subject to applicable law, cause to be given to the registered holders of Warrant Certificates, at least ten (10) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, a written notice stating, in each case as applicable, (A) the date as of which the persons to which such distribution are to be made is determined, (B) the date on which any such consolidation, merger, lease, exchange, reclassification, dissolution, liquidation or winding up is expected to become effective or consummated, the principal terms thereof and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, lease, conveyance, transfer, dissolution, liquidation or winding up, and (C) the initial expiration date set forth in any tender offer or exchange offer made by the Company for shares of Common Stock. The Company shall use its reasonable best efforts to cooperate with the Warrant Holders in consummating the sale of the Warrants in connection with any such transaction.

(c) The Company shall deliver to the Warrant Holders written notice of the expiration of the Exercise Period of the Warrants. Such notice shall be delivered by the Company not less than thirty (30) days but not more than sixty (60) days prior to the existing expiration date of the Exercise Period of such Warrants.

Section 12. Representations and Warranties of the Company. The Company represents and warrants that:

(a) Organization, Powers, Good Standing and Capitalization.

(i) Organization and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, to issue the Warrants and to carry out the transactions contemplated hereby and thereby.

(ii) Good Standing. The Company is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and reasonably could not be expected to have a Material Adverse Effect (as defined in the Credit Agreement).

(iii) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Common Stock, of which 8,685,700 shares are outstanding excluding outstanding warrants to acquire 6,390,000 shares of Common Stock (the “Public Warrants”) and outstanding unit purchase options to acquire up to 600,000 units consisting of a warrant and a share of Common Stock, and (B) 1,000,000 shares of preferred stock, with par value of $0.0001 per share, of which 25,000 shares of Series A Preferred Stock are outstanding. All such outstanding shares have been fully paid, validly issued and are nonassessable. As of the date hereof, the Company has duly authorized the issuance of, and reserved for issuance, the shares of Common Stock that are to be issued upon the exercise of the Warrants and, upon such exercise, payment and issuance in accordance with the Warrants, such shares of Common Stock will be validly issued, fully paid, nonassessable shares free of preemptive rights. Assuming the representations and warranties set forth in Section 13 are true, the issuance and sale of the Warrants has been made in compliance with all applicable federal and state securities laws. Other than the Warrants and except as set forth on Schedule B attached hereto, as of the date hereof there are no outstanding shares of Common Stock or preferred stock and no subscriptions, options, warrants, or calls relating to any shares of the Company’s capital stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule B attached hereto, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any security convertible into or exchangeable for any of its capital stock.

(b) Authorization, No Conflict, Due Execution and Delivery and Binding Obligations.

(i) Authorization. The execution, delivery, and performance of this Agreement and the Warrants, the issuance and delivery of the shares of Common Stock upon the exercise of the Warrants, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by the Company.

(ii) No Conflict. The execution, delivery, and performance by the Company of this Agreement and the issuance and delivery of the Warrants and, in each case, the consummation of the transactions contemplated hereby and thereby, will not (A) violate the certificate of incorporation or bylaws of the Company, (B) violate any order, judgment, or decree of any court or other governmental agency binding on the Company except for violations which, individually or in the aggregate, could not be expected to have a Material Adverse Effect, (C) violate any provision of law applicable to the Company except for violations which, individually or in the aggregate, could not be expected to have a Material Adverse Effect, (D) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract of the Company or pursuant to which its properties are bound, other than conflicts, breaches, and defaults as to which waivers have been obtained on or prior to the date hereof, or which could not be expected to have a Material Adverse Effect, (E) result in or require the creation or imposition of any Lien upon the Company’s properties, or (F) require any approval or consent of any person or entity under any material contract of the Company, except for such approvals or consents as have been or will be obtained on or before the date hereof.

(iii) Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Company. Assuming due and valid authorization, execution and delivery hereof by the other counterparties hereto, this Agreement is a valid and binding obligation of the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies, whether considered in a proceeding at law or in equity.

(c) No Adjustment of Other Shares on Issuance. Neither the issuance nor the exercise of any Warrant will cause the rate at which any of the Company’s outstanding securities are ultimately convertible into Common Stock to change nor will such issuance or exercise invoke any “antidilution” feature of any of the Company’s outstanding securities or rights to purchase securities.

Section 13. Representations and Warranties of the Warrant Holders. Each Warrant Holder represents and warrants that:

(a) This Agreement is made with the Warrant Holder in reliance upon the Warrant Holder’s representations to the Company, which by the Warrant Holder’s execution of this Agreement, the Warrant Holder hereby confirms that, the Warrant Holder is purchasing the Warrant (and the Warrant Shares issuable upon exercise of such Warrant) for its own account for investment purposes only, not as a nominee or agent, and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) The Warrant Holder is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Warrant (and the Warrant Shares issuable upon exercise of such Warrant). The Warrant Holder represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company and acknowledges that the Warrant Holder is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that the Warrant Holder is capable of evaluating the merits and rights of the investment in the Warrant (and the Warrant Shares issuable upon exercise of such Warrant). The Warrant Holder is an “accredited investor”, as that term is defined in Rule 501 of Regulation D as promulgated under the Securities Act.

(c) The Warrant Holder understands that the Warrant (and the Warrant Shares upon exercise of such Warrant) has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Warrant Holder’s investment intent as expressed herein. In this connection, the Warrant Holder understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if the Warrant Holder’s representation was predicated solely upon a present intention to hold its Warrant or the Warrant Shares for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of such Warrant or Warrant Shares, or for a period of one year or any other fixed period in the future. The Warrant Holder has no such intention.

(d) The Warrant Holder further understands that the Warrant (and the Warrant Shares upon exercise of such Warrant) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, the Warrant Holder understands that the certificate evidencing the Warrant (and the Warrant Shares upon exercise of such Warrant) will be imprinted with the legend appearing on the Form of Warrant Certificate attached hereto as Exhibit A.

(e) The Warrant Holder is aware of the provisions of Rules 144 and 144A, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: the availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(f) The Warrant Holder further understands that there is no, and at the time it wishes to sell its Warrant (or any Warrant Shares issuable upon exercise of such Warrant) there may be no, public market upon which to make a sale of such Warrant (or any Warrant Shares issuable upon exercise of such Warrant), and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rules 144 and 144A, and that, in such event, the Warrant Holder may be precluded from selling the Warrant or the Warrant Shares under Rules 144 and 144A even if the one-year minimum holding period has been satisfied.

Section 14. Confidentiality. Each Warrant Holder acknowledges that the information received pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of applicable law or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, its attorneys and its partners and/or potential partners or potential transferees of any Warrant Shares that are under obligations of confidentiality and in each case the Warrant Holder shall be liable for any breach of this Section 14 by the recipient of such information), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Warrant Holder is required by a governmental body to disclose such information; provided, however, in such event, such Warrant Holder shall provide the Company with prompt notice of such requirement and cooperate with the Company to seek any protection order or other remedy as the Company may reasonably request.

Section 15. Notices Generally. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours, where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(i) If to the Company:	Empeiria Acquisition Corp.
142 West 57th Street, 11th Floor
New York, NY 10019
Attention: Alan B. Menkes
Facsimile: [ ]
Telephone: 212-887-1150

with a copy to:	Jones Day
222 East 41st Street
New York, NY 10017-6702
Attention: Charles N. Bensinger
Facsimile: 212-755-7306
Telephone: 212-755-7306

(ii) If to the Warrant Holders:	Elm Park Capital Management, LLC
c/o Elm Park Credit Opportunities Fund, L.P.
Elm Park Credit Opportunities Fund
(Canada), L.P.
2101 Cedar Springs Rd., Suite 700 Dallas, TX 75201 Attention: Mark Schachter
Facsimile: 214-979-8331
Telephone: 214-758-6531

with a copy to:	Paul Hastings LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071-2228
Attention: Peter Burke, Esq.
Facsimile: 213-627-0705
Telephone: 213-683-6000

or at such other address as either party shall have specified by notice in writing.

Section 16. Rights of Stockholders. A Warrant Holder shall not be entitled, as a holder of a Warrant, to vote or be deemed the holder of Warrant Shares or any other securities of the Company which may at any time be issuable upon the exercise of such Warrant for any purpose, nor shall anything contained herein be construed to confer upon such Warrant Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) until such holder’s Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise thereof shall have become deliverable, as provided herein.

Section 17. Successors and Assigns. The Warrants and the rights associated therewith shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Warrant Holders.

Section 18. Waivers. No waiver by either party of any default with respect to any provision, condition of requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 19. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of such state without regard to such state’s principles of conflict of laws.

Section 20. Amendment. This Agreement may be amended only by a written instrument, signed by a majority in interest of the Warrant Holders and the Company, which specifically states that it is amending this Agreement.

Section 21. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 22. Severability. If any provision of this Agreement be held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially and adversely affected thereby, such provision will be fully severable.

Section 23. Entire Agreement. This Agreement, together with the Warrant Certificates and the Registration Rights Agreement, contains the entire understandings of the parties with respect to the matters covered hereby and except as specifically set forth herein or therein, neither of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 24. Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 25. Remedies. In case any one or more of the covenants and agreements contained in this Agreement shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a Warrant Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

Section 26. No Impairment of Rights. The Company will not, by amendment of its certificate of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Agreement against impairment.

Section 27. Allocated Purchase Price. The Company and the Warrant Holders hereby acknowledge that for the purposes of Section 1273(c)(2) of the Internal Revenue Code, the Warrants are issued in connection with the Credit Agreement, and that the allocated purchase price of each Warrant Share for such purposes is $5.00. The Company and the Warrant Holders agree to use the foregoing allocated purchase price as the purchase price of each Warrant for all income tax purposes.

Section 28. Submission to Jurisdiction. Each of the Warrant Holders and the Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) to the extent permitted by applicable law, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the parties hereto, as the case may be at its address set forth in Section 15 hereof or at such other address of which the Company or the Warrant Holders shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 28 any special, exemplary, punitive or consequential damages.

Section 29. WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 30. Termination. This Agreement shall terminate and be of no further force and effect at the close of business on the Expiration Date or the date on which none of the Warrants shall be outstanding (whether by reason of the exercise thereof or the repurchase thereof by the Company). The provisions of Sections 19, 22, 25, 28 and 29 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Common Stock Warrant Agreement to be executed and delivered as of the date first written above.

EMPEIRIA ACQUISITION CORP., a Delaware corporation

By:	/s/ Alan Menkes
Name:	Alan Menkes
Title:	Authorized Officer

Signature Page to Common Stock Warrant Agreement

ELM PARK CREDIT OPPORTUNITIES FUND, L.P., a Delaware limited partnership

By:	/s/ Charles Winograd
Name:	Charles Winograd
Title:	Authorized Signatory

ELM PARK CREDIT OPPORTUNITIES FUND (CANADA), L.P., an Ontario limited partnership

By:	/s/ Charles Winograd
Name:	Charles Winograd
Title:	Authorized Signatory

Signature Page to Common Stock Warrant Agreement

SCHEDULE A

Name of Warrant Holder	Warrant Shares Issuable Upon Exercise of Warrant (subject to adjustment as set forth in Section 8)
Elm Park Credit Opportunities Fund, L.P.	27,001
Elm Park Credit Opportunities Fund (Canada), L.P.	115,483
TOTAL	142,484

SCHEDULE B

Class of Stock	Authorized Shares	Outstanding and Underlying Shares
Preferred Shares	1,000,000	25,000

Common Shares	100,000,000	8,685,700

Public Warrants	N/A	6,000,000

Placement Warrants	N/A	390,000

Purchase Options	N/A	1,200,000

EXHIBIT A

FORM OF WARRANT CERTIFICATE

THESE WARRANTS AND THE SHARES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND MUST BE HELD INDEFINITELY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DISPOSED OF PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE ISSUER OF THESE SECURITIES REQUIRES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

EMPEIRIA ACQUISITION CORP.

WARRANT

Dated as of December 14, 2012

Warrant No.	Shares of Common Stock

EMPEIRIA ACQUISITION CORP., a Delaware corporation (the “Company”), by this certificate (a “Warrant Certificate”) certifies that, for value received,             , a             (“Warrant Holder”), or its registered assigns shall have the right to purchase from the Company             (            ) fully paid and nonassessable shares (together with shares issued upon exchange, transfer or replacement thereof, the “Shares”) of Common Stock of the Company at any time or from time to time until 5:00 p.m. New York City time on the tenth (10th) anniversary of the original issue date of this Warrant, at an exercise price of one cent ($0.01) per Share, subject to adjustment (as such price may be adjusted, the “Exercise Price”), as provided in that certain Common Stock Warrant Agreement by and among the Company, Elm Park Credit Opportunities Fund, L.P., Elm Park Credit Opportunities Fund, L.P. and one or more other investments funds managed by Elm Park Capital Management, LLC and/or their affiliates and participant, dated as of December 14, 2012 (the “Warrant Agreement”; capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Warrant Agreement), upon surrender of this Warrant Certificate to the Company, delivery to the Company of a duly completed and executed Notice of Exercise in the form attached to the Warrant Agreement, and payment of the Exercise Price for each Share for which this Warrant is exercised, but, in each case, only subject to the terms and conditions set forth in the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of the date indicated below.

Dated: December 14, 2012	EMPEIRIA ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

NOTICE OF EXERCISE

To: EMPEIRIA ACQUISITION CORP.

1. The undersigned hereby elects to purchase             shares of Common Stock (or an equivalent thereof) of EMPEIRIA ACQUISITION CORP. pursuant to the terms of the attached Warrant and Common Stock Warrant Agreement, and tenders herewith payment of $            , which constitutes the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment, and not as a nominee for any other party, and not with a view to, or for offer or resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares. In support thereof, the undersigned has executed an Investment Representation Statement attached hereto as Schedule 1.

_____________________________________________________

(Signature)

_________________________________

(Date)

Schedule 1

INVESTMENT REPRESENTATION STATEMENT

Purchaser:

Company:	EMPEIRIAACQUISITION CORP.

Security:	Common Stock

Amount:

Date:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

(a) The Purchaser is purchasing the Securities for its own account for investment purposes only, not as a nominee or agent, and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b) The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company and acknowledges that the Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and rights of the investment in the Securities. The Purchaser is an “accredited investor”, as such term is defined in Rule 501 of Regulation D as promulgated under the Securities Act.

(c) The Purchaser understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Purchaser’s representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. The Purchaser has no such intention.

(d) The Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend appearing on the Form of Warrant Certificate attached as Exhibit A to the Common Stock Warrant Agreement under which the Securities are being purchased.

(e) The Purchaser is aware of the provisions of Rules 144 and 144A, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: the availability of certain public information about the Company, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(f) The Purchaser further understands that there is no, and at the time it wishes to sell the Securities there may be no, public market upon which to make a sale of the Securities, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rules 144 and 144A, and that, in such event, the Purchaser may be precluded from selling the Securities under Rules 144 and 144A even if the one-year minimum holding period has been satisfied.

Purchaser:

(Signature)

Date: